                                                                      Exhibit 11

Peapod, Inc.
Statement Regarding Computation of Net Loss per Share



                                                               Three months ended Sept. 30      Nine months ended Sept. 30,
                                                                  1996            1997               1996          1997
                                                                  ----            ----               ----          ----
Net Loss                                                      $(2,284,000)     $(2,814,000)     $(6,172,000)    $(8,792,000)
                                                              ============     ============     ============    ============
Weighted average
  Common Shares
  outstanding                                                   9,645,928       16,583,315        9,645,928      14,196,126

Additional Shares
  pursuant to SAB 83
  computation                                                   3,160,866                -        3,160,866         215,649
                                                              ------------     ------------     ------------    ------------
Shares used in computing
  pro forma net loss
  per share                                                    12,806,794       16,583,315       12,806,794      14,411,775
                                                              ============     ============     ============    ============

Pro forma net loss
  per share                                                   $     (0.18)     $     (0.17)     $     (0.48)    $     (0.61)
                                                              ============     ============     ============    ============

Note: The pro forma net loss per share is computed assuming the Conversion occurred at January 1, 1996.